Exhibit 23.1
The Board of Directors
NRG Energy, Inc.:
We consent to the use of our reports dated February 12, 2009 with respect to the consolidated balance sheets of NRG Energy, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, consolidated statement of stockholders’ equity and comprehensive income / (loss), and consolidated statements of cash flows, for each of the years in the three-year period ended December 31, 2008, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008 incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our report refers to the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, effective January 1, 2008; FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of SFAS No. 109, effective January 1, 2007; Emerging Issues Task Force Issue No. 04-6, Accounting for Stripping Costs Incurred during Production in the Mining Industry, and SFAS No. 123(R), Share Based Payments, and related interpretations effective January 1, 2006; and SFAS No 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Pans — an amendment of SFAS No. 87, 88, 106 and 132(R), effective December 31, 2006.
(Signed) KPMG LLP
Philadelphia, PA
February 12, 2009